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                                                                     EXHIBIT 2.2



                       PEGASUS COMMUNICATIONS CORPORATION
                            5 RADNOR CORPORATE CENTER
                         100 MATSONFORD ROAD, SUITE 454
                                RADNOR, PA 19087



                                November 5, 1997

Digital Television Services, Inc.
c/o Columbia Capital Corporation
201 North Union Street, Suite 300
Alexandria, VA  22314
         Attention:  Harry F. Hopper, III

         Re: Merger of Digital Television Services, Inc. ("DTS") with Pegasus Communications Corporation ("PCC")

Gentlemen:

         This letter confirms the agreement of the undersigned for the merger of DTS with a newly created subsidiary ("Merger Sub") of PCC ("Merger Transaction").

         1.       Transaction Structure; Definitive Agreement; Consideration.



                  (a) PCC and Pegasus Communications Holdings, Inc. ("PCH") and Pegasus Capital, L.P. (together with PCH, "PCC Shareholders"), and DTS and the undersigned shareholders of DTS ("DTS Shareholders") will negotiate in good faith a definitive agreement ("Definitive Agreement") as soon as reasonably practicable, containing terms consistent with the terms of this letter, and other customary and mutually agreeable covenants, representations and warranties, indemnities, closing conditions and other terms customary in transactions of this nature. The Definitive Agreement will provide that at the closing of the Merger Transaction ("Closing"), DTS will merge with Merger Sub by means of a forward or reverse (as agreed by the parties) triangular merger intended to be a tax deferred reorganization under Section 368(a)(2)(D) or (E) of the Internal Revenue Code, and in consideration therefor, all of the issued and outstanding shares of DTS capital stock will be converted into 5,500,000 shares of




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                           Class A Common Stock of PCC ("Class A Common Stock").
                           In the alternative, if agreed by all of the parties hereto, the transaction may be structured as a voluntary exchange of all the issued and outstanding shares of the capital stock of DTS for the Class A Common Stock in a transaction designed to qualify as a tax deferred reorganization under Section 368(a)(1)(B).



                           The number of shares of Class A Common Stock to be issued in the Merger Transaction will be reduced as described in Schedule 1 on account of outstanding DTS options and warrants and on account of severance arrangements between DTS and certain of its employees and consultants.



                  (b) At the Closing, (i) DTS, (ii) Columbia Capital Corporation, Columbia DBS, Inc., Columbia DBS Investors, L.P., Columbia DBS Class A Investors, LLC, the Columbia Principals (as defined below), and certain of their affiliates as agreed by the parties, and (iii) J. H. Whitney Equity Partners LLC, Whitney Equity Partners, L.P. and certain of their affiliates as agreed by the parties, will enter into noncompetition agreements with PCC prohibiting them for a period of three years after the Closing from owning, controlling, managing or being financially interested in, directly or indirectly, (1) any DirecTV Distribution Business (as defined below) in any C or D county in the United States as determined by A. C. Nielsen Company; or (2) any direct-to-home multichannel satellite service that is substantially similar to any service offered by DirecTV, Inc. as of the Closing Date in any geographic area served by members and affiliates of the National Rural Telecommunications Cooperative ("NRTC"). "DirecTV Distribution Business" means the distribution of any service transmitted using the frequencies licensed to Hughes Communications Galaxy, Inc. or its successors at the 101 degrees West orbital location. The noncompetition agreements will not prohibit the ownership of any interest in PCC or the ownership of a less than one-percent interest in any publicly held company. "Columbia Principals" means James Murray, David Mixer, Mark Warner, Robert Blow, Mark Kington, Harry Hopper, Philip Herget, Neil Byrne, Barton Schneider and James Fleming; and the term includes any holder of Class A Common Stock issued in the Merger Transaction that is a family member of any such individual, a trust for the benefit of any family member of any such individual, or a partnership, limited liability company or other entity substantially all of the equity interests of which are owned by such individuals, family members or trusts. In addition, DTS shall use commercially reasonable efforts to cause Douglas S. Holladay, Earl
                           A. MacKenzie, and Donald A. Doering (together, "DTS Senior Management")




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                           to enter into noncompetition agreements in
                           substantially the same form as the agreements described in the foregoing sentence, except that their activities other than in areas served by members and affiliates of the NRTC shall be restricted only until September 1, 1998 (the "Senior Management Noncompetes").



                  (c) Each of the DTS Shareholders, each of the Columbia Principals and certain of their affiliates as agreed by the parties will enter into confidentiality agreements restricting them from disclosing to third parties proprietary and confidential information of PCC or using such information in any way adverse to the interests of PCC.



         2.       Preparation of Definitive Agreement.



                  (a) Immediately after the execution of this letter, the parties and their representatives will jointly prepare the Definitive Agreement and will use good faith and commercially reasonable efforts to execute the Definitive Agreement by no later than 5:00 p.m. (New York City time) on December 19, 1997 (the "Execution Deadline"). The Definitive Agreement will provide for the Closing to occur promptly after the consents of NRTC and DirecTV, Inc. ("DirecTV") are received and the other Closing conditions are satisfied. The Definitive Agreement will contain provisions reasonably acceptable to PCC and the DTS Shareholders concerning matters arising under Section 16 of the Securities Exchange Act of 1934, as amended.



                  (b) The parties and their representatives shall also jointly prepare a registration statement on Form S-4 under the Securities Act of 1933, as amended, covering the shares of Class A Common Stock to be issued to DTS's stockholders in the Merger Transaction (or share exchange) (the "Registration Statement") and shall cause the Registration Statement to be filed not later than three business days after the execution of the Definitive




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                           Agreement; and PCC shall prepare and file,
                           simultaneously with the filing of the Registration Statement, a proxy statement with respect to the PCC stockholder vote on the Definitive Agreement. DTS and PCC shall use good faith and commercially reasonable efforts to cause the Registration Statement to become effective, the PCC shareholder vote to occur, the closing conditions to be satisfied, and the Closing to occur on or before February 28, 1998.



                  (c) The Definitive Agreement will require each DTS Shareholder, each Columbia Principal and those members of DTS Senior Management who agree (collectively, the "Holders") to execute at the Closing an agreement not to sell, transfer or otherwise dispose of any shares of Class A Common Stock so received within twelve months after the date of this Agreement.



         3.       Corporate Governance.



                  (a) Board of Directors. So long as the Voting Agreement described below is in effect, the Board of Directors of PCC will consist of that number of directors provided in the Voting Agreement described below, except in the case of a Voting Rights Triggering Event as defined in the Certificate of Designation (the "Certificate of Designation") of the 12 3/4 % Series A Cumulative Exchangeable Preferred Stock of PCC (the "Preferred Stock").



                  (b) Voting Agreement. The Definitive Agreement will provide that at the Closing, the PCC Shareholders, and the DTS Shareholders will enter into a Voting Agreement with respect to all 4,581,900 shares of Class B Common Stock held by the PCC Shareholders and all shares of Class A Common Stock to be held by the DTS Shareholders and the Columbia Principals after the Closing, pursuant to the terms summarized on
                           Schedule 2 attached hereto.






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                  (c)      Bylaws; Certificate of Incorporation. The Bylaws and
                           Certificate of Incorporation (if necessary) of PCC will be amended effective the Closing to the extent necessary to reflect the terms of the Definitive Agreement.



         4. Registration Rights. A Registration Rights Agreement will provide that:



                  (a) Underwritten Demand Registrations. The Holders will be entitled to two demand registrations, each covering sales of Class A Common Stock in an underwritten public offering through a qualified underwriter selected by the selling DTS stockholders and acceptable to PCC. Each such demand registration right may be exercised not earlier than twelve months after the date of this Agreement, and not later than the fifth anniversary of the Closing date by Holders requesting to include in the registration not less than 10% of the shares of Class A Common Stock issued in the Merger Transaction. If PCC offers to include shares of Class A Common Stock held by the Holders in any registration statement proposed to be filed by PCC for an underwritten public offering for the account of PCC to close after the later of February 10, 1998 or the Closing of the Merger Transaction, and if the Holders elect to include in such registration statement fewer than 10% of the shares of Class A Common Stock issued in the Merger Transaction, no demand registration described in this paragraph may be initiated until 360 days after the effective date of PCC's registration statement, unless (i) all shares that the Holders request to be included are not included and sold because of the exercise of "cut-back" or similar rights or (ii) in the case of a registration statement filed before the first anniversary of the date of this agreement, the offering price per share is less than $30. Any such demand registration shall be on Form S-3 or its equivalent, or on such other registration form available to PCC as permits the greatest extent of incorporation by reference of materials filed by PCC under the Securities Exchange Act of 1934.



                  (b) S-3 Shelf Registrations. The Holders will be entitled to shelf registrations covering open market sales or negotiated block trades of their shares of




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                           Class A Common Stock on Form S-3 or its equivalent.
                           Each request for a shelf registration may be exercised not earlier than twelve months after the date of this Agreement, and not later than the fifth anniversary of the Closing Date, by Holders requesting to include not fewer than 100,000 shares of Class A Common Stock. No shelf registration statement shall be required to remain effective for more than 90 days. No shelf registration may be requested earlier than 90 days after the expiration of the immediately preceding shelf registration. PCC will have liberal "blackout" rights to require suspension of the use of any shelf registration statement.



                  (c) Piggyback Registrations. The Holders will be entitled to customary piggyback registration rights, which will be pari passu with existing holders of piggyback registration rights with respect to "cut-back" and similar provisions.



                  (d) Expenses. PCC will bear all registration expenses, including the fees and expenses of a single counsel to the selling stockholders, except that the selling stockholders shall bear their allocable portion of underwriting compensation, brokers' commissions and similar selling expenses.



         5. Conduct of Business of PCC. Unless PCC shall have obtained the prior written consent of DTS, during the period from the date hereof until the earlier of the termination of this letter in accordance with its terms or the execution of the Definitive Agreement, PCC and each of its subsidiaries will, and the PCC Shareholders will cause PCC and each of its subsidiaries to:



                  (a) conduct its business in the ordinary course (for purposes hereof, acquisitions of media and communications businesses, including issuances of securities in connection therewith, sales or extraordinary transactions involving cable systems and public offerings of equity and debt securities will be deemed conduct of business in the ordinary course);




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                  (b)      use its commercially reasonable efforts to maintain
                           its business, assets and operations, and its relationships with employees, subscribers, and others with whom it has significant business relationships, as an ongoing business in accordance with past practice and custom; and



                  (c) not enter into any material transaction with an affiliated person except on terms not less favorable to PCC than could have been obtained with unaffiliated parties.



         6. Conduct of Business of DTS. Unless DTS shall have obtained the prior written consent of PCC, during the period from the date hereof until the earlier of the termination of this letter in accordance with its terms or the execution of the Definitive Agreement, DTS and each of its subsidiaries will:



                  (a) conduct its business in the ordinary course (for purposes hereof, acquisitions of DirecTV Distribution Businesses permitted under paragraph 6(c), including the issuance of securities in connection therewith, and the consummation of DTS's exchange offer for its 12 1/2 % Senior Subordinated Notes (the "DTS Notes") shall be deemed conduct of business in the ordinary course);



                  (b) use its commercially reasonable efforts to maintain its business, assets and operations, and its relationships with employees, subscribers, and others with whom it has significant business relationships, as an on-going business in accordance with past custom and practice;



                  (c) not engage in any acquisition unless (i) the acquisition is of a DirecTV Distribution Business;
                           (ii) the acquisition is funded solely out of DTS's




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                           cash on hand as of the date hereof, borrowings under
                           DTS's existing $90 million credit facility (the "DTS Credit Facility"), debt incurred to sellers, and equity contributions from DTS's shareholders; (iii) on a pro forma basis, after giving effect to the acquisition and any debt incurred in connection therewith, DTS would be in compliance with the DTS Credit Facility (including any amendments thereto permitted hereby) and the indenture relating to the DTS Notes, and DTS shall have furnished PCC with satisfactory evidence to that effect; (iv) on a projected basis, after giving effect to the acquisition and any debt incurred in connection therewith, DTS's cash resources (including available credit under the DTS Credit Facility) will be sufficient to satisfy its future cash requirements as reflected in the financial projections furnished to PCC on November 5, 1997 (the "DTS Model"), as updated to reflect such proposed acquisition (other than the two pending acquisitions reflected in the DTS Model), including, without limitation, to fund acquisitions of DTH Businesses that have been completed or are pending at the time of the acquisition and to fund operating expenses, working capital, debt service and capital expenditures (other than the Offer to Purchase, as hereinafter defined) (it being acknowledged that the DTS Model reflects certain covenant noncompliance, and it being expressly understood that neither DTS nor any DTS Shareholder is making any representation or warranty with respect to any DTS financial projection), and such updated projection shall show no worsening in any of the foregoing matters, including the extent of covenant noncompliance; and



                  (d) not (i) amend the DTS Credit Facility to increase the amount of credit available thereunder or, except as provided in paragraph 9(d), otherwise amend the DTS Credit Facility; (ii) declare or pay any dividends or make any other distributions to the DTS Shareholders;
                           (iii) redeem or repurchase any stock (other than stock of employees in connection with termination of their employment and other than with respect to the shareholder notes as described on Schedule 1); (iv) issue additional stock or options or warrants to acquire stock (except in connection with the exercise of outstanding options and warrants or acquisitions permitted by paragraph 6(c), and except for additional options to DTS Senior Management the cost of which will be borne by the stockholders of DTS in the Merger Transaction as provided in Schedule 1);
                           (v) incur any




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                           material debt (except in connection with acquisitions
                           permitted by paragraph 6(c), draw-downs on the DTS Credit Facility, and other obligations incurred in the ordinary course of business); or (vi) make any loans other than in the ordinary course of business; provided, however, that DTS may sell additional shares of common stock for cash to some or all of its existing shareholders if the proceeds are used solely to pay cash dividends to the holders of its preferred stock.



         7. Covenants. PCC and the PCC Shareholders agree and covenant that they will, and DTS and DTS Shareholders agree and covenant that they will, use good faith and commercially reasonable efforts to (a) satisfy each of the conditions set forth in paragraphs 8 and 9 below; (b) execute the Definitive Agreement no later than the Execution Deadline and file the Registration Statement and proxy materials by no later than three business days after the execution of the Definitive Agreement; and (c) subject to the conditions set forth in this letter agreement, consummate the transactions contemplated by this letter agreement. The PCC Shareholders and the DTS Shareholders each agree that they will vote all their shares in PCC and DTS, respectively, in favor of the Definitive Agreement as executed by each of the parties hereto. The parties agree that the requisite filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), as amended, shall be made as soon as possible following the execution of this letter agreement. Upon the Closing, PCC shall cause DTS to notify the holders of the DTS Notes of the occurrence of the Closing and shall, within the time required by the indenture relating to the DTS Notes, cause DTS to make an offer to purchase with respect to the DTS Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest (including Additional Interest, if any) thereon, as required pursuant to the indenture pursuant to which DTS Notes were issued (the "Offer to Purchase").






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         8.       DTS's Closing Conditions. The obligation of DTS Shareholders and DTS to close the Merger Transaction is conditioned upon:



                  (a) execution of the Definitive Agreement (and other related agreements) by PCC and the PCC Shareholders effecting the terms of the Merger Transaction;



                  (b) accuracy in all material respects as of the Closing of the representations and warranties of PCC and the PCC Shareholders contained in the Definitive Agreement and compliance by PCC and the PCC Shareholders in all material respects with the covenants contained in the Definitive Agreement;



                  (c) obtaining all requisite governmental consents and approvals, the consents of DirecTV and the NRTC and all other required third party consents other than those agreed by the parties not to be material;



                  (d) obtaining consent of lenders under its existing $90 million credit facility ("DTS Credit Facility");



                  (e) DTS and each of the DTS Shareholders being satisfied with its due diligence investigations and review of PCC performed by its attorneys, accountants and other representatives as of the date of the execution of the Definitive Agreement (including without limitation review of the substantive terms of PCC's Viewstar acquisition relative to the terms hereof);






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                  (f)      absence of material adverse change prior to Closing
                           in PCC's assets or financial condition;



                  (g) the approval of the Merger Transaction by the Board of Directors of PCC and by the shareholders of PCC as required by NASDAQ;



                  (h) there shall be no injunction or court order restraining consummation of the Merger Transaction and there shall be no pending or threatened action or proceeding by or before a court or governmental body seeking to restrain or invalidate all or a portion of the Merger Transaction; and



                  (i) the DTS Shareholders shall have received an opinion from their counsel in form reasonably satisfactory to them that the receipt of the Class A Common Stock in the Merger Transaction is tax-deferred under the Internal Revenue Code of 1986, as amended.



         9. PCC's and the PCC Shareholders' Closing Conditions. The obligation of PCC and the PCC Shareholders to close the Merger Transaction is conditioned upon:



                  (a) the execution of the Definitive Agreement (and other related agreements) by DTS Shareholders and DTS effecting the terms of the Merger Transaction;



                  (b) accuracy in all material respects as of the Closing of the representations and warranties of DTS Shareholders and DTS contained in the Definitive Agreement and compliance by DTS and the DTS Shareholders in all material respects with the covenants contained in the Definitive Agreement;




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                  (c)      obtaining all necessary governmental consents and
                           approvals, the consents of DirecTV and the NRTC and all other required third party consents other than those agreed by the parties not to be material;



                  (d) DTS's obtaining consent of lenders under, or an amendment of, the DTS Credit Facility permitting the Merger Transaction to be completed, and such consent or amendment not being conditional on any reduction of the amount of credit available thereunder below the amount necessary to satisfy the standard described in paragraph 6(c)(iv) or on the imposition of additional materially burdensome covenants or conditions to borrowings thereunder;



                  (e) PCC being satisfied with its due diligence investigations and review of DTS (including without limitation pending and completed acquisitions) performed by its attorneys, accountants and other representatives as of the date of the execution of the Definitive Agreements;



                  (f) absence of material adverse change prior to Closing in DTS's assets or financial condition;



                  (g) the approval of the Merger Transaction by the Board of Directors of DTS, by the DTS Shareholders, and by the shareholders of PCC as required by NASDAQ;



                  (h) there shall be no injunction or court order restraining consummation of the Merger Transaction and there shall be no pending or threatened action or proceeding by or before a court of governmental body seeking to restrain or invalidate all or a portion of the Merger Transaction; and






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                  (i)      DTS Senior Management shall have executed the Senior
                           Management Noncompetes.



         10.      Certain Representations and Agreements.



                  (a) Each of PCC and PCC Shareholders, severally but not jointly, represents, warrants and agrees that (i) to its knowledge (it being understood that it has not conducted a detailed review of all agreements to which it or its subsidiaries is a party), except for governmental consents (including under the HSR Act) and the consents of DirecTV and the NRTC, neither the execution, delivery and performance of the Definitive Agreement nor the consummation of the Merger Transaction, will require any consent or approval of, filing or taking of any other action with, or notice to, any individual, partnership, corporation, limited liability company, unincorporated organization, association, joint venture or other entity (a "Person") or result in a breach, constitute a default under or give rise to an offer to repurchase under any contract, agreement, incentive, instrument or other arrangement to which either is a party or by which either of them or any of their assets is bound,
                           (ii) PCC's Annual Report on Form 10-K for the year ended December 31, 1996, and its quarterly reports on Form 10-Q for the periods ended March 31 and June 30, 1997, have been filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act"), conformed in all material respects to the requirements of the Exchange Act and the rules and regulations as in effect as of the date such reports were filed with the Commission and did not at those times (and PCC's Offering Memorandum dated October 15, 1997 (the "PCC Offering Memorandum") relating to PCC's 9-5/8% Senior Notes did not, as of its date) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) through the date of the Closing PCC shall file all reports required to be filed by it under the Exchange Act and by NASDAQ as in effect as of the date such reports are required to be filed, and such reports shall contain no untrue statement of material fact or omit to state a material fact required




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                           to be stated therein necessary to make the statements
                           therein, and in light of the circumstances under which they were made, not misleading.



                  (b) Each of DTS and DTS Shareholders, severally but not jointly, represents and warrants that (i) to its knowledge (it being understood that it has not conducted a detailed review of all agreements to which it or its subsidiaries is a party), except for governmental consents (including under the HSR Act), the consents of DirecTV and the NRTC, and the consent of the lenders party to the DTS Credit Facility, lenders under seller paper secured by letters of credit under the DTS Credit Facility and the Offer to Purchase, neither the execution, delivery or performance of the Definitive Agreement nor the consummation of the transactions contemplated hereby, will require any consent or approval of, filing or taking of any other action with, or notice to, any Person or result in a breach, constitute a default under or give rise to an offer to repurchase under any contract, agreement, indenture, instrument or other arrangement to which either is a party or by which either of them or any of their assets is bound;
                           (ii) the Offering Memorandum dated July 25, 1997 of Digital Television Services, L.L.C. and DTS Capital, Inc. did not, as of its date, contain, and DTS's exchange offer registration statement on SEC Form S-4, filed September 24, 1997, did not, as of that date, and such registration statement as amended as of its effective date will not, as of the effective date, contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) the DTS Credit Facility is adequate, to the extent evidenced by the DTS Model, to satisfy all future cash requirements of DTS, including but not limited to capital expenditures, working capital and debt service (excluding the Offer to Purchase); and (iv) each of the undersigned DTS Shareholders is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, and not more than 35 persons to whom shares of Class A Common Stock will be issued in the Merger Transaction are not "accredited investors."



         11. Fees and Expenses. DTS and the DTS Shareholders, on the one hand, and PCC and the PCC Shareholders, on the other hand, will each pay their respective

Digital Television Services, Inc.
November 5, 1997
Page -15-



                  expenses (including fees and expenses of legal counsel, investment bankers or other representatives or consultants) incurred in connection with the transaction contemplated hereby.



         12. Investigation. After the signing of this letter agreement, PCC will provide DTS Shareholders and DTS and their accounting and legal representatives reasonable access at reasonable times to all things related to the assets, personnel and affairs of PCC and its subsidiaries. After the signing of this letter agreement, DTS Shareholders and DTS will (a) provide PCC and its accounting and legal representatives reasonable access at reasonable times to all things related to the assets, personnel and affairs of DTS and its subsidiaries, and (b) furnish PCC with such financial statements of DTS and of companies it has acquired as PCC may require in connection with preparing the Registration Statement and proxy materials and its reporting and disclosure obligations under federal and state securities laws and use its best efforts to obtain consents and comfort letters from the accountants auditing such financial statements as required by such laws or by underwriters of any public offering by PCC.



         13. No Solicitation - DTS. DTS and the DTS Shareholders agree that neither DTS, the DTS Shareholders nor any of their affiliates, nor any of their respective directors, officers, employees, representatives or agents, shall directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to any fiduciary obligations under applicable law after taking into account the advice of counsel with respect thereto, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever, to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, other than PCC and its shareholders, employees, representatives, agents and affiliates, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities or similar transaction involving DTS or any of its subsidiaries (all such transactions being referred to herein as "DTS Alternative Transactions"); provided, however, that the term "DTS Alternative Transactions" shall not be deemed to include, and the foregoing shall not prohibit (i) acquisitions permitted under paragraph 6(c) hereof, excluding any business affiliated with Golden Sky Systems, Inc. ("GSS"),
                  (ii) the consummation of DTS'

Digital Television Services, Inc.
November 5, 1997
Page -16-



                  exchange offer for the DTS Notes, and (iii) other transactions expressly permitted under this Agreement. DTS shall immediately notify PCC if any proposal, offer, inquiry or other contact is received by, and information is requested from, or any discussions or negotiations are sought to be initiated or continued with, DTS or the DTS Shareholders in respect of a DTS Alternative Transaction, and shall, in any such notice to PCC, indicate the identity of the offeror.

         14. No Solicitation - PCC. PCC and the PCC Shareholders agree that neither PCC, the PCC Shareholders nor any of their affiliates, nor any of their respective directors, officers, employees, representatives or agents, shall directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to any fiduciary obligations under applicable law after taking into account the advice of counsel with respect thereto, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any Person, other than DTS and its shareholders, employees, representatives, agents and affiliates, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities or similar transaction involving PCC or any of its subsidiaries (all such transactions being referred to as "PCC Alternative Transactions"); provided, however, that the term "PCC Alternative Transactions" shall not be deemed to include, and the foregoing shall not prohibit (i) acquisitions of media and communications businesses (including issuances of securities in connection therewith), other than any businesses affiliated with GSS; (ii) sales or other extraordinary transactions relating to PCC's cable systems; and (iii) a public offering of equity securities. PCC shall immediately notify DTS if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, PCC in respect of a PCC Alternative Transaction, and shall, in any such notice to DTS, indicate the identity of the offeror.

         15. Press Release. All press releases and other public announcements relating to this transaction will be prepared jointly by DTS and PCC and will not be released or issued without the consent of DTS and PCC, except as may be required by law or by obligations pursuant to any listing agreement with any NASDAQ; provided, however, the parties will jointly announce the execution of this letter within 72 hours after such execution.

Digital Television Services, Inc.
November 5, 1997
Page -17-



         16.      Termination.

                  (a) Any party may terminate this letter agreement if (i) PCC's Board of Directors determines in the exercise of its fiduciary obligations under applicable law, after taking into account the advice of counsel and financial advisors, not to approve the terms of the Definitive Agreement prior to the Execution Deadline, which determination may be based in whole or part on its inability to receive an opinion from an investment banking firm to the effect that the terms of the Definitive Agreement are fair from a financial point of view to PCC or its public stockholders, (ii) if such party's due diligence investigation contemplated hereby is not satisfactory to it, (iii) if the Definitive Agreement is not executed by the Execution Deadline, (iv) if the Registration Statement and proxy materials are not filed within three business days after the execution of the Definitive Agreement, or (v) if the other party breaches in any material respect any of its representations, warranties or obligations hereunder.

                  (b) DTS may terminate this Agreement if any of the following occurs:

                           (i) PCC makes any acquisition of or investment in any business in any single transaction or series of related transactions for total consideration in excess of $25,000,000, other than of a DirecTV Distribution Business;

                           (ii) PCC disposes of any of its assets out of the ordinary course of business or any of its businesses, in either case, in any single transaction or series of related transactions for consideration in excess of $25,000,000, other than its New England cable operations;

                           (iii) PCC issues equity securities or securities convertible into or exchangeable for equity securities in any single transaction or series of related transactions at an offering price that is both greater than $25,000,000 in the aggregate and less than $25 per share, other than in connection with acquisitions and other than under existing employee benefit plans;

Digital Television Services, Inc.
November 5, 1997
Page -18-



                           (iv) PCC incurs indebtedness in excess of $15,000,000 in the aggregate other than in connection with acquisitions (including increases in the letter of credit posted in favor of NRTC) and other than under the New Credit Facility (as defined in the PCC Offering Memorandum) or its existing $50 million credit facility; or

                           (v) PCC declares or pays any dividend or other distribution on its capital stock or redeems or repurchases any of its capital stock, other than regularly scheduled dividend payments on PCC's Series A Preferred Stock and other than redemptions or repurchase of shares of employees in connection with the termination of their employment.

                  (c) PCC may terminate this Agreement if DTS enters into any agreement to make an acquisition of or investment in any business permitted by paragraph 6(c) for consideration in excess of $15,000,000.

                  (d) Upon termination, all obligations under this letter agreement shall cease except obligations under paragraph 11; provided, however, that any termination shall not affect any rights any party has with respect to the breach of this letter agreement by another party prior to such termination or any rights any party has pursuant to the Confidentiality Agreement between (DTS, as successor by merger to Digital Television Services, L.L.C.) and PCC dated April 10, 1997 (the "Confidentiality Agreement") (which shall not be deemed to be merged herein).

         17. Binding Effect; Counterparts; Miscellaneous. This letter agreement is intended to be a binding agreement between the parties hereto, subject only to the conditions set forth herein, and will inure to the benefit of their successors and assigns. This letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same agreement. This agreement may not be assigned without the prior written consent of the other parties hereto. This agreement and the Confidentiality Agreement express the entire understanding of the parties concerning the subject matter hereof and thereof and supersede all prior negotiations, proposals, understandings, and agreements with respect to such subject matter.

Digital Television Services, Inc.
November 5, 1997
Page -19-



         If you are in agreement with the terms of this letter, please sign in the space provided below and return by courier a signed copy. We shall then immediately implement our plans for consummating the transaction as expeditiously as possible.

                                Very truly yours,

                                PEGASUS COMMUNICATIONS CORPORATION


                                By:              /s/ Ted S. Lodge
                                      ------------------------------------------
                                         Ted S. Lodge, Senior Vice President


                                PEGASUS CAPITAL, L.P.

                                By:      PEGASUS CAPITAL, LTD., General Partner


                                By:              /s/ Ted S. Lodge
                                      ------------------------------------------
                                         Ted S. Lodge, Senior Vice President


                                PEGASUS COMMUNICATIONS HOLDINGS, INC.


                                By:              /s/ Ted S. Lodge
                                      ------------------------------------------
                                         Ted S. Lodge, Senior Vice President


Agreed and accepted the 7th day of November, 1997:

DIGITAL TELEVISION SERVICES, INC.


By:             /s/ Donald A. Doering
        ------------------------------------------
Title:  Vice President and Chief Financial Officer

Digital Television Services, Inc.
November 5, 1997
Page -20-



WHITNEY EQUITY PARTNERS, L.P.

By:      J. H. Whitney Equity Partners LLC
         Its General Partner

By:              /s/ Michael C. Brooks
         -------------------------------------
Title:   Managing Member


FLEET VENTURE RESOURCES, INC.

By:             /s/ Riordon B. Smith
         -------------------------------------
Title:   Senior Vice President

FLEET EQUITY PARTNERS VI, L.P.
By:      Fleet Growth Resources II, Inc.
         Its General Partner

By:             /s/ Riordon B. Smith
         -------------------------------------
Title:   Senior Vice President

CHISHOLM PARTNERS III, L.P.
By:      Silverado III L.P., its general partner
By:      Silverado III Corp., its general partner


By:             /s/ Riordon B. Smith
         -------------------------------------
Title:   Senior Vice President

KENNEDY PLAZA PARTNERS


By:             /s/ Riordon B. Smith
         -------------------------------------
Title:   General Partner

COLUMBIA DBS CLASS A INVESTORS, LLC


By:             /s/ Mark R. Warner
         -------------------------------------

Title:   Member

COLUMBIA DBS INVESTORS, L.P.
By:      Columbia Capital Corporation
         Its General Partner

By:             /s/ Harry F. Hopper, III
         -------------------------------------
Title:   Vice President

COLUMBIA DBS, INC.


By:             /s/ Harry F. Hopper, III
         -------------------------------------
Title:   President